UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 21, 2014

GUANWEI RECYCLING CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-53825	98-0669936
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Rong Qiao Economic Zone

Fuqing City

Fujian Province

People’s Republic of China

300500

(Address of principal executive offices)

Registrant’s telephone number, including area code: (86-591) 8536-6197

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act   (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act   (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 21, 2014, Guanwei Recycling Corp. (the “Company”) received notice (the “Notice”) from The NASDAQ Stock Market LLC (“Nasdaq”) that the Company is not in compliance with Rule 5605 of the Nasdaq Listing Rules (the “Listing Rules”). Rule 5605 of the Listing Rules requires a company to maintain a majority independent board and an audit committee with at least three independent directors and at least one financial expert. Because of the resignation of Mr. Howard Barth, as previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2014, the Company no longer complies with Rule 5605 of the Listing Rules.

The Listing Rules 5605(b)(1)(A) and 5605(c)(4) provide a cure period in order to regain compliance as follows:

•	until the earlier of the Company’s next annual shareholders’ meeting or July 8, 2015; or
•	if the next annual shareholders’ meeting is held before January 5, 2015, then the Company must evidence compliance no later than January 5, 2015.

The Company must submit to Nasdaq documentation, including biographies of any new directors, evidencing compliance with the rules no later than the above date. In the event the Company does not regain compliance by the above date, Nasdaq rules require its staff to provide written notification to the Company that its securities will be delisted. At that time, the Company may appeal the delisting determination to a hearings panel.

The Company intends to consider all available options to regain compliance with Rule 5605 of the Listing Rules. There can be no assurance that the Company will be able to regain or subsequently maintain compliance with the requirements of Rule 5605 of the Listing Rules. Failure to maintain listing on Nasdaq of the Company’s common stock may have a material adverse effect on the price or liquidity of the common stock.

SIGNATURE PAGE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 26, 2014

GUANWEI RECYCLING CORP.

By:	/s/ Min Chen
Name:	Min Chen
Title:	Chief Executive Officer